UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                    000-07438
                             Commission File Number


                               ACTERNA CORPORATION
             (Exact name of registrant as specified in its charter)

                          12410 MILESTONE CENTER DRIVE
                              GERMANTOWN, MD 20876
                                 (240) 404-1550
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                COMMON STOCK, PAR
                              VALUE $.01 PER SHARE
          (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)  [X]
          Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]


          Approximate number of holders of record as of the certification or notice date: 73 holders of common stock.

          Pursuant to the requirements of the Securities Exchange Act of 1934 Acterna Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  October 14, 2003         By:  /s/ Grant Barber
       -------------------          --------------------------------------------
                                     Grant Barber, Corporate Vice President and
                                     Chief Financial Officer